 Filed Pursuant to Rule 424(b)(5)
 Registration file No. 333-219617
PROSPECTUS SUPPLEMENT
(To prospectus dated August 10, 2017)
$39,999,998.50
Common Stock

We are offering 3,265,306 shares of our common stock at the public offering price of   $12.25 per share. Our common stock is listed on the NASDAQ Global Market under the symbol “BCBP.” On September 7, 2017, the last reported sale price of our common stock as reported on the NASDAQ Global Market was $13.80 per share.
Investing in our common stock involves a high degree of risk. Before buying shares of our common stock, you should carefully consider the risks described under the caption “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.
	Per Share	Total
Public offering price	$12.25	$39,999,998.50
Underwriting discount(1)	$0.6431	$2,099,918.29
Proceeds, before expenses, to us	$11.6069	$37,900,080.21

(1)
The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

The underwriters also have the option to purchase up to an additional 489,796 shares in the aggregate from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
These securities are not deposits or obligations of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
The underwriters expect to deliver the shares against payment on or about September 13, 2017.

Book-Running Managers
Keefe, Bruyette & Woods A Stifel Company	D.A. Davidson & Co.
Co-Manager
Oppenheimer & Co.
The date of this prospectus supplement is September 8, 2017

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to, updates and otherwise changes the information contained in the accompanying prospectus or incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date will apply and will supersede the earlier statement.
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings up to a total amount of   $100,000,000. The shelf registration statement went effective on August 10, 2017.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared which relates to a particular offering. We and the underwriters have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “we,” “us,” “our” or similar references mean BCB Bancorp, Inc. and its subsidiaries on a consolidated basis and reference to the “Bank” refer to BCB Community Bank.
S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements that are not descriptions of historical facts are forward-looking statements. Forward-looking statements often use words such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should” “will,” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.
Forward-looking statements include statements with respect to our belief, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, including our growth strategy and expansion plans, including potential acquisitions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in any of our forward-looking statements include, but are not limited to:
•
unfavorable economic conditions in the United States generally and particularly in our primary market area;

•
the effects of declines in housing markets and real estate values that may adversely impact the collateral underlying our loans;

•
increase in unemployment levels and slowdowns in economic growth;

•
our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs;

•
the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios;

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the credit risk associated with our loan portfolio;

•
changes in the quality and composition of our loan and investment portfolios;

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changes in our ability to access cost-effective funding;

•
deposit flows;

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failure to complete the proposed merger with IA Bancorp, Inc., which we refer to as the proposed merger, which is subject to a number of conditions;

•
the imposition of adverse regulatory conditions in connection with regulatory approval of the proposed merger;

•
disruption to the parties’ businesses as a result of the announcement and pendency of the proposed merger, the inability to realize expected cost savings or to implement integration plans and other adverse consequences associated with the proposed merger;

•
legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates;

•
monetary and fiscal policies of the federal government;

•
changes in tax policies, rates and regulations of federal, state and local tax authorities;

•
inflation;

•
demands for our loan products;

•
demand for financial services;

S-iii

•
competition;

•
changes in the securities or secondary mortgage markets;

•
changes in management’s business strategies;

•
our ability to enter new markets successfully;

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our ability to successfully integrate acquired businesses;

•
changes in consumer spending;

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our ability to retain key employees;

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the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory risk;

•
expanded regulatory requirements as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which could adversely affect operating results; and

•
other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our annual Report on Form 10-K and our other periodic reports that we file with the SEC.

All forward-looking statements included in this prospectus supplement, accompanying prospectus or in a document incorporated by reference herein or therein speak only as of the date such document. We undertake no obligation to update any forward-looking statement to reflect factual assumptions, circumstances or events that have changed after we have made the forward-looking statements. You should not put undue reliance on any forward-looking statements.
S-iv

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, before making a decision to invest in our common stock you should read the entire prospectus supplement and accompanying prospectus carefully, including the risk factors and financial statements and notes thereto that are included or incorporated by reference herein or therein. See “Where You Can Find Additional Information.”
Company Overview
We are a New Jersey bank holding company headquartered in Bayonne, New Jersey, and the parent of BCB Community Bank, or the Bank. Our primary markets are Hudson, Bergen, Essex and Middlesex Counties in New Jersey and the five boroughs of New York City, served by our 22 branches in New Jersey, two branches in Staten Island, New York and our two loan production offices in Hoboken, New Jersey, and Manhattan, New York. Our Bank’s primary county of operations, Hudson County, is a densely populated, highly diverse market with a large concentration of wealth. The area is marked with desirable commercial, industrial and residential space along the Hudson River and throughout the county, and acts as a central transportation hub for both commuter and freight traffic. At June 30, 2017, we had approximately $1.816 billion in consolidated assets, $1.496 billion in deposits and $132.8 million in consolidated stockholders’ equity.
We are committed to being a premier community bank in the Northern New Jersey and New York metropolitan area. We believe that our primary markets are characterized by attractive demographics and favorable competitive dynamics, thereby offering long-term opportunities for growth. We have a history of building long-term customer relationships and attracting new customers through what we believe is our superior customer service and our ability to deliver our product offerings in an efficient manner. In addition, we believe that our extensive local ownership, coupled with a respected and experienced executive management team and board of directors, give us credibility with our existing and potential new customers. Our focus is on building a franchise with meaningful market share and consistent revenue growth complemented by operational efficiencies that we believe will produce attractive risk-adjusted returns for our shareholders.
Our business is to offer FDIC-insured deposit products and to invest those funds, together with funds generated from operations, in loans and investment securities. We offer our customers loans, including commercial and multi-family real estate loans, one- to four-family residential mortgage loans, home equity loans, construction loans, consumer loans and commercial business loans. In recent years the primary growth in our loan portfolio has been in loans secured by commercial real estate and multi-family properties.
Pending Acquisition
On June 7, 2017, we entered into a definitive agreement, or the merger agreement, to acquire IA Bancorp, Inc., or IAB, pursuant to which IAB will be merged with and into the Company, with the Company as the surviving entity. The merger agreement also provides for the merger of Indus-American Bank, a New Jersey chartered bank and wholly owned subsidiary of IAB, with and into BCB Community Bank, with BCB Community Bank as the surviving entity. The merger agreement has been unanimously approved by the boards of directors of each of the Company and IAB. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of IAB shareholders. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, IAB shareholders will have the right to receive, for each share of IAB common stock, either (i) 0.189 of a share of our common stock, or (ii) $3.05 in cash, at the election of such holder, subject to adjustment if IAB’s tangible common equity falls below a certain level. All such elections are subject to adjustment on a pro rata basis, so that approximately 20% of the aggregate consideration paid to IAB shareholders will be cash and approximately 80% will be our common stock. In addition, we are issuing two new series of preferred stock in exchange for two outstanding series of IAB preferred stock. The two new series of our preferred stock will have terms substantially similar to the terms of the two series of IAB preferred stock.

Our History and Market Growth Strategy
BCB Community Bank opened for business on November 1, 2000, as Bayonne Community Bank, a New Jersey state-chartered commercial bank, with the goal of providing premier community banking services to the communities in which we operate. Bayonne Community Bank changed its name to BCB Community Bank in April 2007.
Our strategy is to grow organically by building long-term relationships with our customers, thereby creating cross-selling opportunities, and to expand opportunistically in our primary markets or new markets with attractive economic characteristics and market demographics. We complement our organic growth by pursuing strategic acquisitions in our primary markets or in markets that are complementary to our existing markets. More specifically our growth strategies involve:
•
Capitalizing on market dynamics and creating a responsive, customer-centric community bank.   The consolidation of the banking industry in northeast New Jersey and the greater metropolitan New York area has provided a unique opportunity for a customer-focused banking institution to attract local customers. This consolidation has moved decision-making away from local, community-based banks to much larger banks headquartered outside of the New York metropolitan area. We believe our local roots, community focus and customer-centric model provides the Bank with continuing opportunities to capitalize on the consolidation in our markets. We are one of the few remaining commercial banks with over $1.5 billion in deposits and with headquarters in New Jersey. Our organic growth strategy is based on offering a broad array of products and services which we customize to focus on building long-term relationships with our customers. By focusing on the entire customer relationship and being responsive to customers’ needs, we build trust which leads to long-term customer relationships and cross-selling opportunities. In addition, we are committed to meeting the needs of the communities we serve. Many of our directors and officers are Hudson County, New Jersey natives, and many are well-established local professionals and business leaders. As a result, customers and potential customers within our primary markets frequently interact with our directors, officers and employees.

•
Attracting highly experienced and qualified personnel.   An important part of our strategy is to continue to hire bankers who have experience in our primary markets, as well as pre-existing business relationships. In an effort to continually improve the strength of our team, over the last four years we have hired experienced bankers in key roles, including our Chief Financial Officer, Chief Credit Officer and Chief Risk Officer. Our management team averages over 20 years of banking experience, while our lenders and branch personnel have significant experience in and around our markets. We believe that our management’s knowledge of our markets has allowed us to develop a highly focused and disciplined approach to lending, and has enabled the Bank to attract a high percentage of low cost deposits to fund our asset growth.

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Strengthening our balance sheet.   Management remains committed to strengthening the Bank’s asset quality and increasing profitability by diversifying the products, pricing and services we offer and through expansion in geographic lending. As a result of our efforts, total past due loans have decreased from $38.7 million at June 30, 2012 to $23.7 million at June 30, 2017, while gross loans increased from $837.2 million at June 30, 2012 to $1.596 billion at June 30, 2017. During this same time period, nonaccrual loans have decreased from $34.5 million at June 30, 2012 to $15.5 million at June 30, 2017 while the Bank’s net interest margin slightly declined from 3.47% for the six months ending June 30, 2012 to 3.44% for the six months ending June 30, 2017. On June 30, 2017, we closed a private placement of the remaining Series D 4.5% Noncumulative Perpetual Preferred Stock, resulting in gross proceeds of  $4,260,000 for 426 shares. The total Series D 4.5% Noncumulative Perpetual Preferred Stock offering consisted of 954 shares for gross offering proceeds of  $9,540,000. The benefits of the Series D issuance were partly offset by the redemption of  $11.7 million of Series A and B 6% Noncumulative Perpetual Preferred Stock that occurred in the first quarter of 2017.

•
Strategic Acquisitions.   To complement our organic growth, we focus on strategic acquisitions in or around our existing markets which we believe will enhance our growth strategy. We believe there are many banking institutions that continue to face credit challenges, capital constraints and liquidity issues, while also lacking the scale and management expertise to manage the increasing regulatory burdens faced by many institutions. Since our founding, we have completed two acquisitions and currently have one acquisition pending. The first was our acquisition of Pamrapo Bancorp, Inc., in July 2010, which had approximately $590 million in assets. The second was the acquisition of Allegiance Community Bank in October 2011, which had approximately $120 million in assets. These acquisitions greatly increased our size and operating footprint. On June 7, 2017, we announced the acquisition of IAB. Upon consummation of the merger, Indus-American Bank will operate as a division of BCB Community Bank. Once completed, this merger will add $235 million to our asset base and allow us to both further develop existing markets where BCB Community Bank and Indus-American Bank share similar footprints and expand into new, attractive geographies. We intend to continue to seek and evaluate other potential acquisitions which can provide meaningful financial benefits, long-term organic growth opportunities and expense reductions without compromising our risk profile or our commitment to extraordinary customer service.
•
Expanding Ethnic Niche Strategy.   Our current market presence encompasses the multi-ethnic communities in the counties in which we operate. Our client base reflects the ethnic diversity of these communities. Our staff is deeply rooted in the local cultural communities and has the ability to cater to customer demands, as demonstrated by the fact that we have multilingual employees at branch sites who are able to converse with our customers in their native languages. We believe that the ability to speak the native language and understanding of different traditions of our customers assists in tailoring products and services to the needs of our customers. Adding the Indus-American Bank branch network will help extend our market presence into new diverse markets.

•
Organic Branching Initiative.   Beginning in July 2014, we commenced an organic branching initiative in order to expand our primary markets, reduce any potential risk of our strong Hudson County concentration and to fill in and grow our branch footprint. To this end, and since 2014, we have added 11 de novo branches.

We believe that our growth strategies have allowed us to achieve significant growth even in a challenging economic environment, including the following:
•
Solidifying our presence in Hudson County, in particular with the completion of our merger with Pamrapo Bancorp, Inc., in July 2010; expanding our footprint into Essex and Middlesex Counties with the acquisition of Allegiance Community Bank in October 2011 and the pending acquisition of IAB; the expansion of our branch network into Bergen County and Staten Island, New York; and establishing a loan production office in midtown Manhattan.

•
Growing our total assets to approximately $1.816 billion at June 30, 2017, from $1.107 billion at December 31, 2010 (the first year end following the completion of our acquisition of Pamrapo Bancorp, Inc.), representing a 7.9% compound annual growth rate, and growing our deposits to approximately $1.496 billion at June 30, 2017, from $886.3 million at December 31, 2010, representing a compound annual growth rate of 8.4%.

•
Growing our total loans outstanding to approximately $1.595 billion at June 30, 2017, from $781.5 million at December 31, 2010, representing a 11.6% compound annual growth rate. Commercial real estate loans at June 30, 2017, comprised 74.2% of the total loan portfolio, compared to 52.5% at December 31, 2010, representing a 17.7% compound annual growth rate.

Our Competitive Strengths
We believe that we are especially well-positioned to create value for our shareholders as a result of the following competitive strengths:
•
Experienced Management Team.   Our executive management team is comprised of seasoned professionals with significant banking experience, a history of high performance at regional financial institutions, and success in operating, acquiring and integrating financial institutions. Collectively, our executive officers have over 90 years of commercial banking experience, primarily in the markets in which we currently operate. In addition to our experienced executive management team, we have a demonstrated ability to grow organically through the recruitment of high quality bankers. We have hired bankers with significant in-market experience, in order to complement and enhance our existing business. Below is certain biographical information regarding our senior management team.

◦
Thomas M. Coughlin is the Chief Executive Officer and President of BCB Bancorp, Inc. and BCB Community Bank, and is the Corporate Secretary of BCB Bancorp, Inc. Mr. Coughlin previously served as the Chief Financial Officer and Chief Operating Officer of BCB Bancorp, Inc. and BCB Community Bank. Mr. Coughlin has been in the banking industry for over 30 years. Mr. Coughlin was one of the founders of Bayonne Community Bank, and he has been an officer of the Bank since it began operations in November 2000. He was formerly Vice President of Chatham Savings Bank. Prior to that, he was the Controller and Corporate Secretary of First Savings Bank of New Jersey.

◦
Thomas P. Keating, CPA, is a Senior Vice President and Chief Financial Officer of BCB Bancorp, Inc., and BCB Community Bank. Prior to joining the Company and the Bank in March 2014, Mr. Keating served as the Chief Financial Officer and Chief Operating Officer of Enterprise National Bank in Kenilworth, New Jersey, for approximately three years. Mr. Keating had previously worked in various capacities at both the Bank and Pamrapo Savings Bank. He also served as Chief Financial Officer of AES Red Oak, LLC, for six years.

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Joseph T. Javitz is a Senior Vice President and Chief Lending Officer of BCB Community Bank. He has been in the banking and financial services industry for more than 33 years. He joined BCB Community Bank in June 2014 as Chief Lending Officer for the Bank. Prior to joining BCB Community Bank, he was the Chief Lending Officer of Abacus Federal Savings Bank, a federally-chartered savings bank in New York City. From November 2009 to January 2011, Mr. Javitz was the Executive Vice President and Chief Operating Officer at Ciotta & Associates. His career began at Roosevelt Savings Bank, located in Garden City, New York, and has included positions as Senior Vice President and Mortgage Division Executive at the institutions he has served. Mr. Javitz’s diverse experience includes more than 30 years in developing residential, mixed-use, commercial, multi-family and consumer lending business platforms for regional and national lenders.

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Sandra L. Sievewright is the Chief Compliance and Chief Risk Officer of BCB Community Bank. Ms. Sievewright has been in the banking industry for more than 25 years. Prior to joining the Bank in May 2014, she was the Senior Vice President and BSA/Compliance Officer of First Commerce Bank in Lakewood, New Jersey and previous to that worked for Bogota Savings Bank in Bergen County as Senior Vice President, Compliance Officer for approximately eight years. Ms. Sievewright’s career began at Central Jersey Savings Bank and has included positions as Assistant Vice President of Lending, Compliance Officer, Community Reinvestment Act Officer, Bank Secrecy Act Officer, Security Officer and Branch Administrator at both community and commercial banks in New Jersey.

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Dedicated Board of Directors with Strong Community Involvement.   Our board of directors is comprised of a group of local business leaders with strong ties to the communities that we serve and who understand the need for a locally-based and strong community bank with a focus on serving the financial needs of its customers. By capitalizing on the close community ties and business relationships of our executive management team and directors, we are positioned to continue to take advantage of the market opportunities in our markets. In addition, the interests of our executive management team and directors are aligned with those of our shareholders through common stock ownership. At June 30, 2017, our directors and officers beneficially owned approximately 16.76% of our outstanding common stock. Certain of our directors and officers have indicated an interest in purchasing an aggregate amount of approximately $2.0 million in shares of our common stock in this offering at the public offering price.
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Strong Market Demographics.   Our primary markets are defined as the greater Hudson County area, specifically the cities of Bayonne, Hoboken and Jersey City. Our market area also includes numerous affluent areas and diverse suburban communities of professionals who work in the New York metropolitan area and Northern New Jersey. Our market area is home to many small to mid-sized businesses which support these communities as well as large employers, ranging from manufacturing, financial services, transportation and logistics, and retail companies to government, education, and hospital services. We believe that these markets have economic and competitive dynamics that are favorable to executing our growth strategy.

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Scalable Operating Platform.   Our banking technologies, including remote deposit capture, internet banking and mobile banking, provides our customers with a large array of convenient choices to create a scalable platform to accommodate our future growth aspirations. We believe that our advanced technology, combined with responsive and personal service, provides our customers with a superior banking experience. Moreover, we believe that we have a scalable platform and organizational infrastructure that position us to grow our revenue more rapidly than our operating expenses without significant additional investment in our infrastructure.

Principal Offices
Our principal executive offices are located at 104-110 Avenue C, Bayonne, New Jersey 07002, and our telephone number is (201) 823-0700. We maintain a website at www.bcbcommunitybank.com. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering
Issuer
BCB Bancorp, Inc.
Common stock we are offering
3,265,306.
Offering price per share
$12.25.
Option to purchase additional shares
The underwriters have an option to purchase up to 489,796 additional shares of our common stock. This option is exercisable by the underwriters, in whole or in part, for a period of 30 days from the date of this prospectus supplement.
Common stock to be outstanding after this offering(1)
14,582,195 shares, or 15,071,991 shares if the underwriters exercise their option to acquire additional shares in full.
Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes, including maintaining liquidity, supporting core business growth, possible early retirement of debt, future acquisitions, funding working capital needs, and maintaining our capital and liquidity ratios, and the ratios of our Bank, at acceptable levels.
NASDAQ Global Market symbol
BCBP
Risk factors
Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-10 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)
As of August 29, 2017, we had 11,316,889 shares of common stock outstanding. The number of shares of our common stock to be outstanding after the offering is based on actual shares outstanding, in each case as of August 29, 2017, and does not include:

•
547,500 shares of common stock issuable upon exercise of options outstanding under our various equity incentive plans, having a weighted average exercise price of  $10.79 per share; and

•
352,500 shares of common stock reserved for issuance pursuant to our various equity incentive plans.

Summary Historical Financial Data
The following tables set forth select consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2016 and at and for the six-month periods ended June 30, 2017 and 2016. The selected results of operations data for the years ended December 31, 2016, 2015 and 2014, and the selected balance sheet data as of December 31, 2016 and 2015, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement. The selected results of operations data for the years ended December 31, 2013 and 2012 and the summary balance sheet data dated as of December 31, 2014, 2013 and 2012 have been derived from our audited financial statements that are not included in this prospectus supplement. The information for the six months ended June 30, 2017 and 2016 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. Historical results are not necessarily indicative of future results, and the results for the six months ended June 30, 2017 are not necessarily indicative of the results that might be expected for the full year.
You should read the following summary historical financial data with our consolidated financial statements and notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which are incorporated by reference in this prospectus supplement.
	At and for Six Months Ended June 30,		At and for Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
	(Dollars in thousands except per share data)
Balance Sheet
Securities	$105,803	$18,365	$94,765	$9,623	$9,768	$115,320	$165,888
Loans held for sale	536	4,875	4,153	1,983	3,325	1,663	1,602
Loans	1,595,145	1,443,229	1,502,368	1,438,160	1,224,001	1,034,686	934,664
Allowances for credit losses	17,964	18,338	17,209	18,042	16,151	14,342	12,363
Total assets	1,815,843	1,738,343	1,708,208	1,618,406	1,301,900	1,207,959	1,171,358
Deposits	1,496,260	1,394,305	1,392,205	1,273,929	1,028,556	968,670	940,786
Borrowings	178,124	204,124	179,124	204,124	163,124	132,124	131,124
Total liabilities	1,683,062	1,606,037	1,577,127	1,484,862	1,199,648	1,107,899	1,079,777
Preferred stockholders’ equity	13,241	15,464	15,464	17,174	13,326	12,556	8,570
Common stockholders’ equity	119,540	116,842	115,617	116,370	88,926	87,504	83,011
Total stockholders’ equity	132,781	132,306	131,081	133,544	102,252	100,060	91,581
Income Statement
Interest income	$37,524	$35,512	$71,355	$67,380	$60,195	$57,359	$53,647
Interest expense	7,856	8,451	16,295	13,869	10,307	10,580	11,947
Provision for credit losses	1,274	226	27	2,280	2,800	2,750	4,900
Noninterest income (loss)	4,335	3,160	6,123	7,065	3,958	3,375	(7,225)
Noninterest expense	23,710	23,903	47,895	46,452	38,409	31,437	33,889
Income (loss) before taxes	9,019	6,092	13,261	11,844	12,637	15,967	(4,314)
Income tax expense (credit)	3,593	2,476	5,258	4,814	5,047	6,551	(2,252)
Net income (loss)	5,426	3,616	8,003	7,030	7,590	9,416	(2,062)
Preferred dividends	283	468	936	917	800	559	—
Net income (loss) available to common stockholders	5,143	3,148	7,067	6,113	6,790	8,857	(2,062)
Per Common Share Data
Net income (loss), basic	$0.46	$0.28	$0.63	$0.69	$0.81	$1.06	$(0.23)
Net income (loss), diluted	$0.45	$0.28	$0.63	$0.69	$0.81	$1.06	$(0.23)
Book value	$10.58	$10.40	$10.26	$10.38	$10.59	$10.50	$9.77
Common shares outstanding	11,301	11,238	11,267	11,209	8,394	8,332	8,497
Tangible book value per share(1)	$10.58	$10.40	$10.26	$10.38	$10.59	$10.50	$9.77

	At and for Six Months Ended June 30,		At and for Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
	(Dollars in thousands except per share data)
Weighted average common shares outstanding, basic	11,287	11,223	11,238	8,853	8,366	8,397	8,943
Weighted average common shares outstanding, diluted	11,383	11,226	11,251	8,875	8,401	8,402	8,943
Ratios
Net interest margin	3.44%	3.28%	3.32%	3.72%	4.11%	4.06%	3.60
Efficiency ratio(1)	69.73	79.09	77.81	76.68	70.67	62.56	75.43
Return (loss) on average assets	0.61	0.43	0.47	0.48	0.61	0.80	(0.17)
Return (loss) on average common equity	9.28	6.23	6.89	7.62	7.70	10.39	(2.25)
Common equity to total assets	6.58	6.72	6.77	7.19	6.83	7.24	7.09
BCB Community Bank:
Total capital (to risk weighted assets)	10.88	11.65	11.34	12.06	11.73	13.66	14.05
Tier 1 capital (to risk weighted assets)	9.63	10.40	10.09	10.81	10.48	12.41	12.79
Tier 1 capital (to average assets)	7.65	7.88	8.10	8.61	8.33	8.70	8.38
Common equity Tier 1 capital (to risk weighted assets)	9.63	10.40	10.09	10.81	10.48	12.41	12.79
BCB Bancorp, Inc.:
Total capital (to risk weighted assets)	10.97	11.81	11.42	12.16	11.49	13.71	14.13
Tier 1 capital (to risk weighted assets)	9.72	10.56	10.17	10.91	10.23	12.45	12.87
Tier 1 capital (to average assets)	7.72	8.00	8.17	8.75	8.15	8.74	8.44
Common equity Tier 1 capital (to risk weighted assets)	8.51	9.06	8.74	9.24	8.91	10.35	11.16
Asset Quality
Non-accrual loans	$15,456	$21,067	$15,652	$23,447	$19,604	$20,565	$20,059
Non-accrual loans to total assets	0.85%	1.21%	0.92%	1.45%	1.51%	1.70%	1.71%
Non-accrual loans to total loans	0.97	1.45	1.23	1.63	1.60	1.98	2.45
Allowance for credit losses to total loans	1.13	1.27	1.14	1.25	1.32	1.38	1.32
Allowance for credit losses to non-performing loans	116.23	87.05	110.59	76.95	82.39	69.74	54.00
Net charge-offs	$519	$(70)	$860	$389	$991	$771	$3,046
Net charge-offs (annualized) to average loans	0.03%	0.00%	0.06%	0.03%	0.10%	0.07%	0.36%

(1)
The summary historical financial data contains certain financial measures, referred to as non-GAAP measures, which are not calculated in accordance with accounting principles generally accepted in the United State of America, or GAAP. The non-GAAP financial measures include “efficiency ratio” defined as noninterest expense divided by the sum of net interest income and noninterest income (excluding securities and loan sale gains/(losses)). The Company’s management uses these non-GAAP measures in its analysis of its performance because it believes these measures are material and will be used as a measure of BCB’s performance by investors. These disclosures should not be considered in isolation or as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. See below for a reconciliation of these measures to their most comparable GAAP measures.

	At and for Six Months Ended June 30,		At and for Year Ended December 31,
Non-GAAP Reconciliation (Unaudited)	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands except per share data)
Calculation of Efficiency Ratio:
Net Interest Income	$29,668	$27,061	$55,060	$53,511	$49,888	$46,779	$41,700
Noninterest Income	4,335	3,160	6,123	7,065	3,958	3,375	(7,225)
Net Revenue	34,003	30,221	61,183	60,576	53,846	50,154	34,475
Non-Recurring Items
Realized Gains on Sale of Securities	$—	$—	$—	$—	$3,511	$378	$349
Loss on Bulk Sale of Impaired Loans	—	(285)	(373)	—	(4,012)	(474)	(10,804)
Efficiency Ratio Denominator	34,003	30,506	61,556	60,576	54,347	50,250	44,930
Noninterest Expense	$23,710	$23,903	$47,895	$46,452	$38,409	$31,437	$33,889
Efficiency Ratio	69.73%	78.36%	77.81%	76.68%	70.67%	62.56%	75,43%
Calculation of Tangible Book Value Per Share:
Total Common Stockholders' Equity	$119,540	$116,842	$115,617	$116,370	$88,926	$87,504	$83,011
Goodwill and Intangible assets	—	—	—	—	—	—	—
Total Tangible Common Equity (non-GAAP)	119,540	116,842	115,617	116,370	88,926	87,504	83,011
Total Assets	1,815,843	1,738,343	1,708,208	1,618,406	1,301,900	1,207,959	1,171,358
Goodwill and Intangible Assets	—	—	—	—	—	—	—
Total Tangible Assets (non-GAAP)	1,815,843	1,738,343	1,708,208	1,618,406	1,301,900	1,207,959	1,171,358
Tangible Common Equity / Tangible Assets (%)	6.58%	6.72%	6.77%	7.19%	6.83%	7.24%	7.09%
Common Shares Outstanding	11,301	11,238	11,267	11,209	8,394	8,332	8,497
Tangible Book Value Per Share	$10.58	$10.40	$10.26	$10.38	$10.59	$10.50	$9.77

RISK FACTORS
Investing in shares of our common stock involves significant risks, including the risks described below. You should carefully consider the following risks, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2016 and the other periodic reports we file with the SEC before purchasing shares of our common stock. Our business, financial condition or results of operations could be negatively affected if the events contemplated by these risks or if additional risks and uncertainties not currently known to us or those that we currently view to be immaterial come to fruition. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.
Risks Related to Owning Our Common Stock and this Offering
Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of products and cause the price of our common stock to decline.
We may be unable to, or choose not to, pay dividends on our common stock.
We cannot assure you of our ability to continue to pay dividends. Our ability to pay dividends depends on the following factors, among others:
•
We may not have sufficient earnings, since our primary source of income, the payment of dividends to us by our subsidiary bank, is subject to federal and state laws that limit the ability of the Bank to pay dividends;

•
FRB policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and

•
Our board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of our operations, is a better strategy.

If we fail to pay dividends, capital appreciation, if any, of our common stock may be the sole opportunity for gains on an investment in our common stock. In addition, in the event the Bank becomes unable to pay dividends to us, we may not be able to service our debt or pay our other obligations or pay dividends on our common stock and preferred stock. Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in our common stock.
Our common stock is subordinate to our existing and future preferred stock in the payment of dividends and liquidation and subordinate to our current and future indebtedness.
As of the date of this prospectus supplement, we had outstanding 388 shares of our Series C 6% Noncumulative Perpetual Preferred Stock, par value $0.01 per share, and 954 shares of our Series D 4.5% Noncumulative Perpetual Preferred Stock. These shares have rights that are senior to our common stock. Holders of our preferred stock are entitled to receive discretionary, non-cumulative dividends, payable quarterly, on or about each April 15, July 15, October 15 and December 15. The dividend rate is fixed at 6.0% and 4.5% respectively.
Payments on the preferred stock as described in the paragraph above, if any, are to be made before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of our preferred stock must be satisfied in full before any distributions can be made to the holders of our common stock. Our board of directors has the authority to issue an aggregate of up to 10,000,000 shares of preferred stock, and to determine the terms of each issue of preferred stock, without shareholder approval. Accordingly, you should assume that any shares of preferred stock that we may issue in the future will also be senior to our common stock. Because our decision to issue preferred equity securities in the future will depend on market conditions and other factors beyond our control, the amount, timing, nature or success of our future capital raising efforts is uncertain. Thus, holders of our common stock bear the risk that our future issuances of preferred equity securities will negatively affect the market price of our common stock.
In addition, our common stock will rank junior to all existing and future indebtedness and other non-equity claims. Our existing and future indebtedness may also restrict payment of dividends on common stock. As of June 30, 2017, our indebtedness and obligations, on a consolidated basis, totaled $17.4 million.
The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at a time or price they find attractive.
Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. In addition to those described in “Forward-Looking Statements,” these factors include, among others:
•
actual or anticipated quarterly fluctuations in our operating results and financial condition;

•
changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•
failure to declare dividends on our common stock from time to time;

•
failure to meet analysts’ revenue or earnings estimates;

•
reports in the press or investment community generally or relating to our reputation or the financial services industry;

•
strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions, or financings;

•
fluctuations in the stock price and operating results of our competitors;

•
future sales of our equity securities;

•
proposed or final regulatory changes or developments;

•
anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us;

•
domestic and international economic and political factors unrelated to our performance; and

•
general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.
Trading in our common stock has been moderate. As a result, shareholders may not be able to quickly and easily sell their common stock, particularly in large quantities.
Although our common stock is listed for trading on the NASDAQ Global Market and a number of brokers offer to make a market in our common stock on a regular basis, trading volume to date has been limited, averaging approximately 9,547 shares per day during 2016 and 26,684 shares per day from

January 1, 2017 through August 31, 2017. There can be no assurance that a more active and liquid market for our common stock will develop or can be maintained. As a result, shareholders may find it difficult to sell a significant number of shares of our common stock at the prevailing market price.
We may issue additional equity securities, or engage in other transactions which could dilute our book value or affect the priority of our common stock, which may adversely affect the market price of our common stock.
Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock, preferred stock or other securities. Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors, some of which are beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be effected. Such offerings could be dilutive to holders of our common stock. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current holders of our common stock. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation of the Company, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.
Anti-takeover provisions could negatively impact our shareholders.
Provisions of our restated certificate of incorporation and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our board of directors.
An investment in our common stock is not an FDIC insured deposit and is subject to risk of loss.
Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, including the loss of your entire investment.
Risks Related to our Acquisition of IA Bancorp, Inc.
Under the merger agreement, the merger consideration is subject to adjustment in certain circumstances.
Under the merger agreement, the merger consideration is subject to adjustment if IAB Bank’s closing tangible common equity is less than $18,500,000. First, the cash consideration IAB stockholders are entitled to receive in connection with the merger will be reduced by an amount equal to the change in tangible common equity per share. Second, the exchange ratio will be reduced by the quotient obtained by dividing (A) the change in tangible common equity per share by (B) $16.14. At June 30, 2017, IAB Bank had closing tangible common equity, as calculated in accordance with the terms of the merger agreement, of approximately $19.1 million. IAB Bank operated at a loss for the first six months of 2017, and may continue to operate at a loss for the second half of 2017. Furthermore, the Chairman of IAB, Anil Bansal, has threatened to bring legal action against IAB Bank and demanded reimbursement of legal fees from IAB Bank in an amount in excess of  $500,000, which IAB Bank has refused to pay. As a result, there can be no assurances that IAB Bank’s closing tangible common equity will equal or exceed $18,500,000 and that the merger consideration will not be adjusted downward.
Regulatory approvals, non-objections or waivers may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the merger may be completed, we must obtain various regulatory approvals, non-objections or waivers from, among others, the FDIC, the Federal Reserve and the New Jersey Department of Banking

and Insurance. These regulators may impose conditions on consummation of the merger or require changes to the terms of the merger. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying the effective time of the merger or imposing additional costs on or limiting our revenues following the merger. Furthermore, such conditions or changes may constitute a burdensome condition that may allow us to terminate the merger agreement and we may exercise our right to terminate the merger agreement. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.
We and IAB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on us and/or IAB. These uncertainties may impair our and/or IAB’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others who deal with us or IAB to seek to change existing business relationships with us or IAB. IAB employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.
The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect our and/or IAB’s financial results.
In addition, the merger agreement requires that, subject to certain exceptions, each of the Company and IAB operate in the ordinary course of business consistent with past practice prior to the effective time of the merger or termination of the merger agreement.
Combining the two companies may be more difficult, costly or time-consuming than expected.
We and IAB have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine our business with IAB. To realize these anticipated benefits, after the effective time of the merger, we expect to integrate IAB’s business into our own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect our ability to successfully conduct our business in the markets in which IAB now operates, which could have an adverse effect on our financial results and the value of our common stock. If we experience difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause us or IAB to lose current customers or cause current customers to remove their accounts from the Company or IAB and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of the Company and IAB during this transition period and for an undetermined period after consummation of the merger.
We may fail to realize the cost savings estimated for the merger.
We estimate that we will achieve cost savings from the merger when the two companies have been fully integrated. While we continue to be comfortable with these expectations as of the date of this prospectus supplement, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what we expect and may take longer to achieve than anticipated. If we are not able to adequately address integration challenges, we may be unable to successfully integrate our and IAB’s operations or to realize the anticipated benefits of the integration of the two companies.

We and IAB will incur significant transaction and merger-related costs in connection with the merger.
We and IAB have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, severance, retention bonus and other potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by us and IAB regardless of whether the merger is completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. While both the Company and IAB have assumed that a certain level of expenses would be incurred in connection with the merger, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be additional unanticipated significant costs in connection with the merger that we may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income we expect to achieve from the merger. Although we expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $37.3 million, or approximately $43.0 million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.
We intend to use the net proceeds of this offering for general corporate purposes, including maintaining liquidity, supporting core business growth, possible early retirement of debt, future acquisitions, funding working capital needs and maintaining our capital and liquidity ratios, and the ratios of our bank, at acceptable levels.
Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term liquid instruments.

CAPITALIZATION
The following table sets forth, on a consolidated basis, our capitalization, including regulatory capital ratios as of June 30, 2017:
•
on an actual basis; and

•
on an “as adjusted” basis after giving pro forma effect to the sale of 3,265,306 shares of our common stock in this offering at the public offering price of  $12.25 per share as if the offering had been completed on June 30, 2017 (assuming the net proceeds of the offering are $37.9 million, after deducting the estimated underwriting discount, and the underwriters’ option is not exercised).

The “as adjusted” information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and the notes thereto for the year ended December 31, 2016, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2016, the unaudited consolidated financial statements and the notes thereto for the six months ended June 30, 2017, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and the “Summary Historical Financial Data” and “Use of Proceeds” sections included in this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of June 30, 2017
(In thousands, except share and per share data)	Actual	As Adjusted
Capitalization:
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, issued and outstanding 388 shares of Series C 6% noncumulative perpetual preferred stock and 954 shares of Series D, 4.5% noncumulative perpetual preferred stock (liquidation value $10,000 per share), actual and as adjusted	—	—
Additional paid-in capital preferred stock	$13,241	$13,241
Common stock, no par value; 20,000,000 shares authorized, 13,831,203 shares issued and 11,300,740 shares outstanding, actual, and 17,096,509 shares issued and 14,566,046 shares outstanding, as adjusted	—	—
Additional paid-in-capital common stock	120,980	158,880
Retained earnings	30,144	30,144
Accumulated other comprehensive gain (loss)	(2,473)	(2,473)
Treasury stock, at cost, 2,530,463 shares	(29,111)	(29,111)
Total stockholders’ equity	$132,781	$170,681
Capital Ratios(1):
BCB Community Bank:
Total capital (to risk weighted assets)	10.88%	13.45%
Tier 1 capital (to risk weighted assets)	9.63	12.21
Tier 1 capital (to average assets)	7.65	9.55
Common equity Tier 1 Capital (to risk weighted assets)	9.63	12.21
BCB Bancorp, Inc.:
Total capital (to risk weighted assets)	10.97%	13.54%
Tier 1 capital (to risk weighted assets)	9.72	12.30
Tier 1 capital (to average assets)	7.72	9.62
Common equity Tier 1 Capital (to risk weighted assets)	8.51	11.09

(1)
The as-adjusted capital ratios assume the initial deployment of the net proceeds of the offering in short term investments carrying a 20% risk weighting under applicable regulations.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED
Our common stock is listed on the NASDAQ Global Market under the symbol “BCBP.” The following table sets forth the high and low sales prices for our common stock as reported by the NASDAQ Global Market for the periods indicated, as well as dividends declared per share in each of these periods.
	High	Low	Dividends Declared
2017
Third Quarter (through September 7, 2017)	$15.70	$13.60	$0.14
Second Quarter	$16.60	$14.75	$0.14
First Quarter	$17.05	$12.70	$0.14
2016
Fourth Quarter	$13.50	$11.01	$0.14
Third Quarter	$11.30	$10.18	$0.14
Second Quarter	$10.60	$9.97	$0.14
First Quarter	$10.76	$9.75	$0.14
2015
Fourth Quarter	$11.33	$9.70	$0.14
Third Quarter	$12.29	$9.74	$0.14
Second Quarter	$12.50	$11.74	$0.14
First Quarter	$12.47	$11.11	$0.14
On September 7, 2017, the closing price for our common stock as reported on the NASDAQ Global Market was $13.80. As of September 1, 2017, there were approximately 2,500 shareholders of record of our common stock.
The timing and amount of future dividends are at the discretion of our board of directors and will depend upon our consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to us by our subsidiaries, applicable government regulations and policies and other factors considered relevant by our board of directors. Our board of directors anticipates that we will continue to pay quarterly dividends in amounts determined based on the factors discussed above. However, there can be no assurance that we will continue to pay dividends on our common stock at the current levels or at all. Capital distributions by our subsidiaries, including dividends, are subject to restrictions tied to such institution’s earnings. For a description of these restrictions, see the section of our Annual Report on Form 10-K for the year ended December 31, 2016 entitled “Business — Bank Regulation,” which is incorporated by reference herein. Our Bank is subject to legal limitations on the amount of dividends that can be paid to us without prior approval of the applicable regulatory agencies. At June 30, 2017, our Bank could pay dividends to us to the extent of its earnings so long as it maintained required capital ratios.

UNDERWRITING
We are offering shares of our common stock described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement between us and Keefe, Bruyette & Woods, Inc., as representative of the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the shares of our common stock set forth in the table below:
Name	Number of Shares
Keefe, Bruyette & Woods, Inc.	1,959,183
D.A. Davidson & Co.	979,592
Oppenheimer & Co. Inc.	326,531
Total	3,265,306

The underwriters’ obligation to purchase the shares included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including the following:
•
the representations and warranties made by us to the underwriters are true;

•
there is no material adverse change in the financial markets; and

•
we deliver customary closing documents and legal opinions to the underwriters.

Subject to the conditions contained in the underwriting agreement, the underwriters are committed to purchase and pay for all shares offered by this prospectus supplement, if any such shares are purchased. The shares are being offered by the underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.
We have agreed to indemnify the underwriters, their respective affiliates and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters and their respective affiliates may be required to make in respect of these liabilities.
Commissions and Discounts
Shares of our common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of  $0.3859 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.
The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the option to purchase additional shares of common stock from us:
		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$12.25	$39,999,998.50	$45,999,999.50
Underwriting discount and commissions to be paid by us	$0.6431	$2,099,918.29	$2,414,906.10
Proceeds to us, before expenses	$11.6069	$37,900,080.21	$43,585,093.40
We estimate that the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses, but excluding underwriting discounts, will be approximately $600,000.00. We also have agreed to reimburse the underwriters for certain of their offering expenses, including legal fees and expenses. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares
We have granted the underwriters an option to buy up to 489,796 additional shares of our common stock, at the public offering price less underwriting discounts. The underwriters may exercise this option, in whole or from time to time in part. The underwriters will have 30 days from the date of this prospectus supplement to exercise this option.
Listing
Our common stock is listed on The NASDAQ Global Market under the symbol “BCBP.”
No Sales of Similar Securities
We and each of our directors and executive officers, severally and not jointly, have agreed, with limited exceptions, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Keefe, Bruyette & Woods, Inc.
Specifically, we and each of our executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock;

•
file or cause to be filed any registration statement in connection therewith under the Securities Act;

•
enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap, hedge or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

•
publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock and, with respect to our directors and executive officers, whether now owned or hereafter acquired or for which the power of disposition is later acquired.
The lock-up agreements signed by our directors and executive officers contain certain customary exceptions.
Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriters’ option to purchase additional shares.

The underwriters may close out any covered short position either by exercising, in whole or in part, their option to purchase additional shares, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.
The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriters may purchase shares of common stock through exercise of the option to purchase additional shares.
These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive Market Making
In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and selling shareholders engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.
Electronic Offer, Sale and Distribution of Securities
In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.
Other Relationships
The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Keefe, Bruyette & Woods, Inc. is serving as a financial advisor to IA Bancorp, Inc. in connection with our acquisition of IA Bancorp, Inc. and will receive customary fees in connection with this financial advisory engagement.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
LEGAL MATTERS
The validity of the securities offered pursuant to this prospectus supplement has been passed upon by John J. Brogan, our General Counsel, and certain other matters have been passed upon by Covington & Burling LLP, New York, New York. Hogan Lovells US LLP, Washington, D.C., is counsel for the underwriters in connection with this offering. As of August 29, 2017, Mr. Brogan held 83,556 shares of our common stock, held options to purchase up to 1,800 shares of our common stock, restricted stock units for 5,200 shares of our common stock, and was eligible to receive future equity awards.
EXPERTS
The audited consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the three year periods ended December 31, 2016, appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as set forth in its report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below (File No. 000-50275 except where stated), which are considered to be a part of this prospectus:
•
our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 13, 2017 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2017, incorporated by reference therein);

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our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 3, 2017, and June 30, 2017, filed with the SEC on August 7, 2017;

•
our Current Reports on Form 8-K filed on January 23, 2017, March 31, 2017, April 28, 2017, June 21, 2017, June 28, 2017, July 3, 2017, July 6, 2017, and July 21, 2017 (filed under Item 8.01); and

•
the description of our common stock contained in our Registration Statement on Form S-3 (File No. 333-219617), filed with the SEC on August 1, 2017, as updated and amended from time to time.

All reports and other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.
Any documents incorporated by reference into this prospectus are available without charge to you on the Internet at www.bcbcommunitybank.com or if you call or write to: John J. Brogan, Esq., General Counsel, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002, telephone: (201) 823-0700. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

PROSPECTUS
BCB Bancorp, Inc.
$100,000,000
Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities
Depositary Shares
Purchase Contracts
Purchase Units
Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exchangeable for other securities. The maximum aggregate initial public offering price of the securities offered through this prospectus is $100,000,000, or the foreign currency equivalent thereof.
This prospectus provides a general description of these securities. We will provide the specific terms of the securities offered in supplements to this prospectus at the time we offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in any of our securities.
The securities may be offered directly by us on a continuous or delayed basis, through agents designated from time to time by us, to or through dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About This Prospectus” and “Plan of Distribution” for more information. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement.
Our common stock is listed on The Nasdaq Global Market under the symbol “BCBP.” On July 31, 2017, the last reported sales price per share of our common stock on The Nasdaq Global Market was $15.00.
Investing in the securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

These securities are not savings accounts, deposits or other obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Neither the U.S. Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2017.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell any combination of the securities described in this prospectus, from time to time in one or more offerings, up to a total dollar amount of  $100,000,000, or the foreign currency equivalent thereof.
This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus together with additional information from the sources described in “Where You Can Find More Information” in this prospectus. You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.
The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
References to “we,” “us,” “our,” “BCB Bancorp” or the “Company” refer to BCB Bancorp, Inc. and its subsidiaries, unless the context otherwise requires, and references to the “Bank” refer to BCB Community Bank.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below (File No. 000-50275 except where stated), which are considered to be a part of this prospectus:
•
our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 13, 2017 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2017, incorporated by reference therein);

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 3, 2017;

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our Current Reports on Form 8-K filed on January 23, 2017, March 31, 2017, April 28, 2017, June 21, 2017, June 28, 2017, July 3, 2017, and July 6, 2017, July 21, 2017 (filed under Item 8.01); and

•
the description of our common stock contained in Amendment No. 1 to our Registration Statement on Form S-3 (File No. 333-199424), filed with the SEC on October 31, 2014, as updated and amended from time to time.

All reports and other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.
Any documents incorporated by reference into this prospectus are available without charge to you on the Internet at www.bcbcommunitybank.com or if you call or write to: John J. Brogan, Esq., General Counsel, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002, telephone: (201) 823-0700. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements that are not descriptions of historical facts are forward-looking statements. Forward-looking statements often use words such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should” “will,” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.
Forward-looking statements include statements with respect to our belief, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intensions and future performance, including our growth strategy and expansion plans, including potential acquisitions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond or control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in any of our forward-looking statements include, but are not limited to:
•
unfavorable economic conditions in the United States generally and particularly in our primary market area;

•
the effects of declines in housing markets and real estate values that may adversely impact the collateral underlying our loans;

•
increase in unemployment levels and slowdowns in economic growth;

•
our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs;

•
the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios;

•
the credit risk associated with our loan portfolio;

•
changes in the quality and composition of our loan and investment portfolios;

•
changes in our ability to access cost-effective funding;

•
deposit flows;

•
legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates;

•
monetary and fiscal policies of the federal government;

•
changes in tax policies, rates and regulations of federal, state and local tax authorities;

•
inflation;

•
demands for our loan products;

•
demand for financial services;

•
competition;

•
changes in the securities or secondary mortgage markets;

•
changes in management’s business strategies;

•
our ability to enter new markets successfully;

•
our ability to successfully integrate acquired businesses;

•
changes in consumer spending;

•
our ability to retain key employees;

•
the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory risk;

•
expanded regulatory requirements as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which could adversely affect operating results; and

•
other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our annual Report on Form 10-K and our other periodic reports that we file with the SEC.

All forward-looking statements included in this prospectus, any applicable prospectus supplement or in a document incorporated by reference herein or therein speak only as of the date such document. We undertake no obligation to update any forward-looking statement to reflect factual assumptions, circumstances or events that have changed after we have made the forward-looking statements. You should not put undue reliance on any forward-looking statements.

THE COMPANY
BCB Bancorp, Inc., is a New Jersey corporation established in 2003, and is the holding company parent of BCB Community Bank.
BCB Community Bank was formed in 2000, originally as Bayonne Community Bank, a New Jersey-chartered commercial bank. The Bank changed its name from Bayonne Community Bank to BCB Community Bank in April 2007. As of March 31, 2017, the Bank operated through 22 branches in Bayonne, Carteret, Colonia, Edison, Jersey City, Hoboken, Fairfield, Holmdel, Lodi, Lyndhurst, Monroe Township, Rutherford, South Orange, Union, and Woodbridge, New Jersey, as well as two branches in Staten Island, NY, and through executive offices located in Bayonne, New Jersey.
We are a community-oriented financial institution. Our business is to offer FDIC-insured deposit products and to invest funds held in deposit accounts at the Bank, together with funds generated from operations, in loans and investment securities. We offer our customers:
•
loans, including commercial and multi-family real estate loans, one- to four-family mortgage loans, home equity loans, construction loans, consumer loans and commercial business loans. In recent years, the primary growth in BCB Community Bank’s loan portfolio has been in loans secured by commercial real estate and multi-family properties;

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FDIC-insured deposit products, including savings and club accounts, non-interest bearing accounts, money market accounts, certificates of deposit and individual retirement accounts; and

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retail and commercial banking services, including wire transfers, money orders, traveler’s checks, safe deposit boxes, a night depository, bond coupon redemption and automated teller services.

As of March 31, 2017, we had consolidated total assets, deposits and stockholders’ equity of  $1.805 billion, $1.514 billion and $127.0 million, respectively.
Our principal executive offices are located at 591-595 Avenue C, Bayonne, New Jersey 07002, and our telephone number is (201) 823-0700.

RISK FACTORS
Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Part I, Item 1A under the caption “Risk Factors” and elsewhere in our 2016 Form 10-K, which is incorporated by reference into this prospectus, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
Our consolidated ratio of earnings to fixed charges (from continuing operations) and earnings to fixed charges and preferred stock dividends for the most recent interim period ended as of March 31, 2017, and for each of the five fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012 are as follows:
	Three Months Ended March 31, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges
Including interest on deposits	2.20	1.78	1.82	2.17	2.45	*
Excluding interest on deposits	5.82	4.03	3.66	4.24	3.96	*
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits	2.14	1.71	1.74	2.04	2.34	*
Excluding interest on deposits	4.31	2.64	2.37	2.81	3.52	*

*
Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges. The dollar amount of the deficiency for the year ended December 31, 2012 was $4,314.

For purposes of determining the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings are defined as the sum of pre-tax income from continuing operations before taxes and fixed charges. Fixed charges means total interest expense, including estimated interest on rental expense, and including and excluding interest on deposits.
USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

DESCRIPTION OF COMMON STOCK
The following description sets forth certain general terms and provisions of our common stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Certificate of Incorporation, as amended (the “charter”), Bylaws, as amended (the “bylaws”), and applicable provisions of the New Jersey Business Corporation Act (the “NJBCA”).
Authorized and Outstanding Shares
As of the date of this prospectus, we were authorized to issue 20,000,000 shares of common stock, having no par value, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 26, 2017, we had 11,300,740 shares of common stock issued and outstanding. On July 26, 2017, approximately 107,700 shares of our common stock were issuable upon exercise of outstanding stock options or the vesting of unvested restricted stock units and approximately 431,700 shares of our common stock were reserved for future issuance under our stock compensation plans.
Dividend Rights
Subject to all rights of holders of any other class or series of stock, holders of our common stock are entitled to receive dividends if and when our board of directors declares dividends from funds legally available therefor. Under New Jersey law, we are not permitted to pay dividends if, as a result, we would be unable to pay our debts as they come due in the ordinary course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time the dividend is paid, to satisfy the preferential rights on dissolution of any stockholders whose preferential rights on dissolution are superior to those stockholders receiving the dividend.
Voting Rights
In general, each outstanding share of our common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action. In addition, each holder of our common stock is generally entitled to one vote per share and does not have any right to cumulate votes in the election of directors.
Preemptive Rights; Conversion, Sinking Fund or Redemption
Holders of our common stock have no preemptive rights to purchase additional shares of our common stock. Our common stock is not subject to redemption.
Additional Shares
Our charter grants our board of directors the right to classify or reclassify any unissued shares of our common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, our board of directors could authorize the issuance of additional shares of our common stock with terms and conditions that could have the effect of discouraging a takeover or other transaction which the holders of some, or a majority, of shares of our common stock might believe to be otherwise in their best interests or in which the holders of some, or a majority, of shares of our common stock might receive a premium for their shares of our common stock over the then market price of such shares. As of the date hereof, our board of directors has no plans to classify or reclassify any unissued shares of our common stock.
Restrictions on Ownership
The Bank Holding Company Act requires any “bank holding company,” to obtain the approval of the Board of Governors of the Federal Reserve (the “FRB”) before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 25% or more of our voting stock and in certain circumstances, more than 10% of our voting stock.

Liquidation Rights
If we voluntarily or involuntarily liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in our net assets remaining after the payment of liabilities and distributions, in accordance with their respective rights and interests.
Listing; Transfer Agent and Registrar
Our common stock is listed on The Nasdaq Global Market under the symbol “BCBP.” The transfer agent and registrar for our common stock is Computershare, 480 Washington Boulevard, Jersey City, NJ 07310.
Anti-Takeover Provisions of New Jersey law and Our Charter and Bylaws
A number of provisions of New Jersey law, our charter and our bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of New Jersey law, our charter and bylaws that might be deemed to have a potential “anti-takeover” effect. The following description of certain of the provisions of our charter and bylaws is necessarily general and reference should be made in each case to our charter and bylaws.
New Jersey Anti-Takeover Statute
Business Combinations.   Under the NJBCA, certain “business combinations” between a New Jersey corporation and an “Interested Stockholder” (as described in the NJBCA) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination with an Interested Stockholder may be effected if any of the following is met: (i) approval by the board of directors before the Interested Stockholder became an Interested Stockholder; (ii) approval by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the Interested Stockholder; (iii) payment of a fair price as defined in the NJBCA; or (iv) approval by the board of directors or a board committee consisting solely of persons who are not affiliated with the Interested Stockholder before the combination and the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the Interested Stockholder.
New Jersey’s business combination statute does not apply to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, New Jersey’s business combination statute does not apply to any shareholder who was the beneficial owner of the 5% or more of the voting power of the New Jersey corporation’s outstanding stock on June 30, 2013, if the New Jersey corporation did not on that date have its principal executive offices or significant business operations located in New Jersey.
Provisions of Our Charter and Bylaws
Classification of our Board of Directors.   Our bylaws provide that we will have not less than one nor more than 25 directors, and our bylaws provide that the exact number shall be fixed by our board of directors and that the number of directors may be increased or decreased by our board of directors. Our board of directors is currently composed of 11 directors.
Our directors are divided into three classes. The members of each class are elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, our policies impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to our board of directors at an annual meeting of shareholders.
Extraordinary Transactions.   Pursuant to the NJBCA, a New Jersey corporation generally cannot (except under and in compliance with specifically enumerated provisions of the NJBCA) amend its certificate of incorporation, consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange, or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of a majority of the votes cast by the corporation’s stockholders entitled to vote, unless a greater percentage is set forth in the corporation’s certificate of incorporation.

Charter Amendments.   In general, a proposed amendment to the charter will be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.
Bylaws Amendments.   Our bylaws may be amended by a majority of the directors then in office or by a vote of the majority of the capital stock outstanding and entitled to vote. Any bylaw, whether adopted, amended or repealed by the shareholders or directors, may be amended or reinstated by the shareholders or directors.
Removal of Directors.   Our charter provides that a director may only be removed, with or without cause, by the affirmative vote of the holders of the majority of shares issued and outstanding and entitled to be cast in the election of directors. In addition, the NJBCA provides that if a corporation’s directors are divided into classes, a director may only be removed by a class vote of the holders of shares entitled to vote for such election.
Absence of Cumulative Voting.   There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors. The absence of cumulative voting means that the holders of a majority of our voting shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
Authorized Shares.   As indicated above, our charter currently authorizes the issuance of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. The unissued authorized shares may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. Also, as indicated above, our board of directors’ right to set the terms of one or more series of preferred stock may have anti-takeover effects.
Effect of Anti-Takeover Provisions
The foregoing provisions of our charter and bylaws and New Jersey law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make us less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available.
Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in our best interests and the best interests of our stockholders. In our board of directors’ judgment, our board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, our board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with our board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.
Despite our board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which our stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

DESCRIPTION OF PREFERRED STOCK
As of the date of this prospectus, we are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. Pursuant to our charter, our board of directors has the power to provide for the issuance of the shares of preferred stock in a series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.
As of the date of this prospectus, we have 388 shares of our Series C 6% Noncumulative Perpetual Preferred Stock, par value $0.01 per share, or Series C Preferred Stock, and 954 shares of our Series D 4.5% Noncumulative Perpetual Preferred Stock, par value $0.01 per share, or Series D Preferred Stock, outstanding. Except as required by law, the holders of Series C Preferred Stock and Series D Preferred Stock will not have voting rights. We may not redeem the shares of Series C Preferred Stock or Series D Preferred Stock until December 31, 2017 and January 1, 2020, respectively. Any shares of Series C Preferred Stock or Series D Preferred Stock we purchase or otherwise acquire will be retired and canceled. Shares of the Series C Preferred Stock and Series D Preferred Stock, taken together, will rank senior to our common stock and will rank junior to all of our indebtedness and other non-equity claims. Neither the Series C Preferred Stock nor the Series D Preferred Stock is subject to any sinking fund.
General
Prior to the issuance of any additional series of preferred stock, we will amend our charter by filing a certificate of amendment, which will designate the series of preferred stock, if any, and the number of shares and terms of such preferred stock. The issuance of any preferred stock could adversely affect the rights of holders of common stock and, therefore, reduce the value of the common stock.
The terms of any preferred stock sold pursuant to the registration statement of which this prospectus is a part will be described in the applicable prospectus supplement (and any applicable free writing prospectus) relating to the offering of such preferred stock, including, where applicable:
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title and stated or liquidation value;

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the number of shares offered and the initial offering price;

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voting rights and other protective provisions;

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any dividend rate(s), payment period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares;

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the date from which dividends will accumulate, if applicable;

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the terms and amount of a sinking fund, if any, for purchase or redemption;

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redemption rights, including conditions and the redemption price(s), if applicable;

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the terms and conditions upon which shares will be convertible into common stock or any other securities, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

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the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

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any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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the condition and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or any other class of our shares ranking junior to such shares as to dividends or upon liquidation;

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the conditions and restrictions, if any, on the creation of indebtedness of us or any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to such shares as to dividends or upon liquidation; and

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any other specific terms, preferences, rights, privileges, limitations or restrictions.

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.
Refer to “Description of Common Stock — Anti-Takeover Effects of New Jersey Law and our Charter and Bylaws” for a discussion of provisions of the NJBCA and our charter and bylaws that may have the effect of delaying, deferring or preventing a change of control.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of common stock, preferred stock or debt securities and may issue warrants independently or together with common stock, preferred stock or debt securities or attached to or separate from such securities, in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to stockholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
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title of the warrants;

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the aggregate number of warrants;

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the price or prices at which the warrants will be issued;

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the designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

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the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

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the date, if any, on and after which the warrants and the securities offered with the warrants, if any, will be separately transferable;

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the purchase price for each security purchasable on exercise of the warrants;

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the dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

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the periods during which and places at which such warrants are exercisable;

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the minimum or maximum amount of the warrants that may be exercised at any one time;

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any anti-dilution protection provisions;

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the provisions, if any, for changes to or adjustments in the exercise price of the warrants;

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the terms of any right that we may have to redeem or call the warrants;

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the currency or currencies in which such warrants are exercisable, if other than U.S. dollars;

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the effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

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the name and address of the warrant agent, if any;

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whether the warrants will be issued in certificated or book-entry form; and

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any other material terms, including terms, procedures and limitations relating to the transferability, exchange, exercise or amendment of such warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.
DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our common stock, preferred stock or debt securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:
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the price, if any, for the subscription rights;

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the exercise price payable for each share of our common stock or preferred stock or for debt securities upon the exercise of the subscription rights;

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the number of subscription rights issued to each stockholder;

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the number and terms of each share of our common stock or preferred stock or for debt securities which may be purchased per each subscription right;

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the extent to which the subscription rights are transferable;

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any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

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any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

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the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and is subject to, and will be qualified in its entirety by reference to, the applicable subscription rights agreement and subscription rights certificate, which will be filed with the SEC in connection with any offering of subscription rights.

DESCRIPTION OF DEBT SECURITIES
The complete terms of the debt securities will be contained in the indenture and supplemental indenture applicable to the debt securities. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and applicable supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.
We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, debt securities, including debentures, notes, bonds and other evidences of indebtedness as set forth in the applicable prospectus supplement. The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. We refer to the senior indenture and the subordinated indenture together as the indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of each series of debt securities that we may offer from time to time.
The following summary of the material provisions of the indentures and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the applicable indenture and certificates evidencing the applicable debt securities. The specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by those described in the applicable prospectus supplement.
Capitalized terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the applicable indenture.
In this section “Description of Debt Securities,” the “Company,” “we,” “our,” or “us” refer only to BCB Bancorp, Inc. and not to any of its subsidiaries.
General
Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities that we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series. The subordinated debt securities will be subordinated as described below under the heading “Subordinated Debt.”
The prospectus supplement relating to a particular series of debt securities will set forth the material terms of the debt securities being offered, including:
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the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

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the offering price;

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the aggregate principal amount of such series which may be authenticated and delivered under the indentures;

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the maturity date or dates;

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if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and Discharge” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

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any conversion or exchange provisions;

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any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

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the date of the debt securities if other than the date of original issuance;

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the person who shall be entitled to receive interest, if other than the record holder on the record date;

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the date or dates on which the principal of the debt securities of such series is payable;

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the rate or rates, and if applicable the method used to determine the rate, at which the debt securities of such series shall bear interest, if any, the date or dates from which such interest shall accrue, the date or dates on which such interest shall be payable and the record date or dates for the interest payable on any debt securities on any interest payment date;

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the place or places where payments of principal and interest may be made;

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the obligation, if any, of the Company to redeem or purchase the debt securities of such series, at the option of the Company or at the option of a holder thereof, pursuant to any sinking fund or other redemption provisions and the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be so redeemed or purchased, in whole or in part;

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if issued other than in denominations of  $1,000 or any multiple of  $1,000, the denominations in which the debt securities shall be issuable;

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the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

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if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable, whether we or a holder may elect payment to be made in a different currency and the designation of the original currency determination agent;

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if the amount of payments of principal of  (and premium, if any, on) or any interest on the debt securities of the series may be determined with reference to an index, the manner in which such amounts shall be determined;

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whether the debt securities will be issuable in the form of a global security;

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any interest rate calculation agents, paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

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whether and under what circumstances we will pay Additional Amounts in respect of any series of debt securities and whether we have the option to redeem such debt securities rather than pay such Additional Amounts;

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any provisions relating to the extension of maturity of, or the renewal of, the debt securities of such series, or the conversion of the debt securities of such series into other securities of the Company;

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any provisions relating to the purchase or redemption of all or any portion of a tranche or series of debt securities, including the period of notice required to redeem those debt securities;

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the terms and conditions, if any, pursuant to which the debt securities are secured;

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any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated Debt”; and

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any other specific terms of such debt securities.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of or premium, if any, or interest on any series of debt securities is payable in a foreign currency or currencies, we will include in the applicable prospectus supplement information on the restrictions, elections, material United States federal income tax considerations, specific terms and other information with respect to that issue of debt securities and the foreign currency or currencies.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The material United States federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.
Senior Debt
Except as otherwise provided in a supplemental indenture or prospectus supplement, senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated debt of the Company, and will rank senior in right of payment to any subordinated debt.
Subordinated Debt
Except as otherwise provided in a supplemental indenture or prospectus supplement, subordinated debt securities will be unsecured and will be subordinated in right of payment, to the prior payment in full of all of our “senior indebtedness,” as more fully described in the applicable prospectus supplement. Notwithstanding the foregoing, if a deposit is made in accordance with the terms of the indenture with respect to any debt securities (and provided all other conditions set out in the indenture shall have been satisfied with respect to such debt securities), then, when the 90th day after such deposit has ended, no money obligations so deposited, and no proceeds thereon, will be subject to any rights of holders of Senior Indebtedness.
Under the subordinated debt indenture, “senior indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness, whether any such indebtedness exists as of the date of the indenture or is created, incurred or assumed after such date:
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all obligations for borrowed money;

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all obligations evidenced by debentures, debt securities or other similar instruments;

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all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto),

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all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

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all indebtedness of others guaranteed by us or any of our subsidiaries or for which we or any of our subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others); and

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indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company but excluding any obligations of the Company which are required (as opposed to elected to be treated) as capitalized leases under GAAP.

Methods of Receiving Payments on the Notes
Unless otherwise indicated in a prospectus supplement, the debt securities will be payable as to principal, redemption premium, if any, and interest at the office or agency of the paying agent (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the debt securities at their addresses set forth in the register of holders.
Events of Default; Waiver
Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, an “event of default,” when used in the indentures, means any of the following:

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our default in the payment of the principal, premium, if any, or any payment required by a sinking or analogous fund with respect to any of the debt securities when due, either at maturity, upon redemption, by declaration or otherwise;

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our default in the payment of any interest on the debt securities when due, and continuance of such default for a period of 90 days;

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our failure to observe or perform any other covenant or agreement in the debt securities or the applicable indenture and the continuance of such default or breach for a period of 90 days after our receipt of notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series specifying such failure and requiring it to be remedied;

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a court having jurisdiction enters a decree or order for relief in respect of us or a Material Subsidiary in an involuntary case or preceding under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or a Material Subsidiary or for any substantial part of our or its respective property, or ordering the winding-up or liquidation of our affairs shall have been entered and remained unstayed and in effect for a period of 60 consecutive days;

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we or a Material Subsidiary commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or the consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of us or a Material Subsidiary or of any substantial part of our or its respective property, or the making by us or a Material Subsidiary of a general assignment for the benefit of creditors; or

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any other event of default provided with respect to a particular series of debt securities, as described in the prospectus supplement with respect to the offering of such series.

A Material Subsidiary means BCB Community Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of our consolidated assets.
If an event of default occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities by notice to us (with a copy to the trustee, if given by holders) may declare the principal to be immediately due and payable with respect to all the debt securities of that series, in the case of an event of default described in the first, second, third or sixth bullet above, or all of the debt securities issued under the indentures, in the case of an event of default described in the fourth or fifth bullet above.
The indentures also provide that the holders of a majority in principal amount of the debt securities may waive any existing default with respect to the debt securities and its consequences, except a default in the payment of the principal of and interest on the debt securities, if we have cured the event of default and deposited with the trustee a sum sufficient to pay the principal, premium, if any, and matured installments of interest which shall have become due otherwise than by acceleration.
The holders of a majority in principal amount of the debt securities of each series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indentures or that the trustee determines may be unjustly prejudicial to the holders of the debt securities not joining in the direction or that may involve the trustee in personal liability. In addition, the trustee may take any other action it deems proper consistent with any such direction received from the holders of the debt securities.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indentures at the request, order or direction of any of the holders pursuant to the indentures, unless such holders shall have offered to the trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:
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such holder has previously given the trustee written notice of a continuing event of default;

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holders of at least 25% in aggregate principal amount of the outstanding debt securities have made a written request to the trustee to pursue the remedy;

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such holders provide to the trustee reasonable indemnity acceptable to the trustee against the costs, expenses and liabilities to be incurred with such request;

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the trustee has failed to institute a proceeding within 60 days after its receipt of the notice, request and offer of indemnity; and

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the holders of a majority in aggregate principal amount of the outstanding debt securities do not give the trustee a direction inconsistent with the request within such 60-day period.

Each indenture requires the applicable trustee to notify the holders of a series regarding the existence of any default, unless the default has been cured or waived. In addition, in the case of a default in payment of principal of or interest on any note, or the payment of any sinking or purchase fund installment, the trustee may withhold notice of a default if and so long as a committee of its directors and/or responsible officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities. Furthermore, the trustee shall not provide notice of default to the holders of debt securities following the third event of default described in this section unless at least 30 days after the occurrence thereof. For purposes of these requirements, a “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indentures with respect to the debt securities of such series.
We are required to deliver to the trustee, within 120 days after the end of our fiscal year, commencing in the year during which the first series of debt securities is issued under an indenture, a written statement from our applicable officers regarding whether we have fulfilled all of our obligations under the indenture throughout the year and specifying any known default and its status.
Merger, Consolidation, Sale, Lease or Conveyance
Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we will not merge into or consolidate with any other corporation, or sell or convey all or substantially all of our assets to any person, firm, or corporation unless:
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we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of  (and premium, if any, on) and any interest on all the debt securities, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by us by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such successor corporation;

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neither we nor such successor corporation, as the case may be, immediately after giving effect to such merger, consolidation, sale or conveyance, will be in default in the performance of any such covenant or condition under the applicable indenture; and

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we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the applicable indenture and that all conditions precedent in such indenture provided for relating to such transaction have been complied with.

In the case of any such consolidation or merger, sale or conveyance and upon any such assumption by the successor corporation, the successor corporation shall succeed to, and be substituted for, us under the applicable indenture with the same effect as if it had been an original party to such indenture. As a result, we will be released from all our liabilities and obligations under such indenture and under the debt securities issued thereunder.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.
Certain Covenants
The applicable prospectus supplement will describe any restrictive covenants applicable to any debt securities we offer for sale.
Modification of the Indenture
Unless we indicate otherwise in a prospectus supplement and except as set forth below, modification and amendment of an indenture, or entry into a supplemental indenture applicable to the debt securities may be made only when authorized by the board of directors and with the consent of the holders of not less than a majority in principal amount of the debt securities affected by such supplemental indenture, voting together as a single class.
Notwithstanding the foregoing, no modification or amendment of an indenture as applicable to any series of debt securities may:
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extend the fixed maturity of any debt security;

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reduce the principal amount thereof or premium, if any, on any debt security;

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reduce the rate or extend the time of payment of interest on any debt security;

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reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for modification or amendment of the applicable indenture;

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modify the subordination provision in a manner adverse to the holders of any debt security; or

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modify such provisions with respect to modification and waiver.

In addition, we and the trustee may modify or amend the indentures as applicable to the debt securities, without the consent of any holder of the debt securities, for any of the following purposes:
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to evidence the succession of another corporation to the Company and provide for the assumption of our covenants, agreements and obligations by a successor in accordance with certain covenants related to change of control transactions;

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to add to our covenants such further covenants, restrictions, conditions or provisions as our board of directors considers to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided under the applicable indenture with such period of grace and subject to such conditions as such supplemental indenture may provide;

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to add or change any of the provisions of the indenture to provide that the debt securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of debt securities in uncertificated form; provided, that no such action shall adversely affect the interests of the holders of the debt securities or any related coupons in any material respect;

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to modify, eliminate or add provisions of the indenture in order to effect the qualification of an indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act and to add such other provisions as may be expressly permitted by the Trust Indenture Act, excluding Section 316(a)(2), as amended;

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to modify, eliminate or add to any provisions of the indenture; provided that any such change or elimination (i) becomes effective only when there are no outstanding debt securities of such series and such series was created prior to the execution of such supplemental indenture or (ii) does not apply to any outstanding debt security;

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(i) to cure any ambiguity or to correct or supplement any provision in the indenture or any supplemental indenture which may be defective or inconsistent with any other provision; (ii) to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or (iii) to make such other provisions in regard to matters or questions arising under the indenture; provided, that no such provision, shall adversely affect in any material respect the interests of the holders of the debt securities or any related coupons, including provisions necessary or desirable to provide for or facilitate the administration of the trusts;

•
to secure any series of debt securities; and

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to evidence and provide for the acceptance and appointment by a successor trustee with respect to the debt securities of one or more series and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trusts by more than one trustee.

The trustee shall not be obligated to enter into any amendment or supplemental indenture, which adversely affects the trustee’s own rights, duties or immunities under the applicable indenture or otherwise.
Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the applicable indenture or the debt securities and the rights of any holder of a debt security to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the debt securities voting as a single class may waive compliance in a particular instance by us with any provision of the applicable indenture or the debt security and rescind and annual such declaration and its consequences, except as otherwise stated above, but no waiver or rescission and annulment will extend to or affect any subsequent default or impair any other right.
Outstanding Notes; Determinations of Holders’ Actions
Debt securities outstanding at any time are the debt securities authenticated and delivered by the trustee except for those cancelled by the trustee or delivered to the trustee for cancellation, those debt securities, or portions thereof, for which we have deposited in trust with the trustee or any paying agent, a sufficient amount of money for the payment or redemption thereof, those debt securities that have been defeased under the indenture, and those debt securities that have been exchanged for other debt securities issued under the indenture or that have been mutilated, destroyed, lost or stolen and replaced by the trustee. A debt security does not cease to be outstanding because we or an affiliate of us holds the debt security; provided, that in determining whether the holders of the requisite aggregate principal amount of debt securities have given or concurred in any request, demand, authorization, notice, direction, consent, or waiver, debt securities owned by us any other obligor of the debt securities, or any other person directly or indirectly controlling or controlled by or under direct or indirect common control with us or any other obligor on the debt securities will be disregarded and deemed not to be outstanding for the purpose of any such determination, except for certain instances where the debt securities have been pledged in good faith.
The trustee may make reasonable rules for action by or at a meeting of holders of the debt securities. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.
Satisfaction and Discharge
Each indenture may be discharged and cease to be of further effect as to the applicable debt securities, when either:
•
either

•
all debt securities that have been authenticated and all coupons, except (a) coupons on Bearer Securities that meet certain conditions, (b) lost, stolen or destroyed debt securities and coupons that have been replaced or paid, (c) coupons relating to debt securities called for redemption and maturing after the relevant redemption date, whose surrender has been waived, and (d) debt securities and coupons for which payment has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust; or
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all debt securities and certain coupons discussed above that have not been delivered to the trustee for cancellation (a) have become due and payable, (b) are by their terms shall become due and payable within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to a trustee for the giving of notice of redemption, and in the case of clause (a) and (c) in the preceding bullet above, we have deposited or caused to be deposited with the trustee as trust funds the entire amount (other than moneys repaid by the trustee or any paying agent to us under the terms of the indenture) sufficient to pay at maturity or upon redemption all debt securities of such series and coupons not delivered to the trustee for cancellation, including principal (and premium, if any) and any interest due or to become due to such date of maturity or date of redemption;

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we have paid or caused to be paid all other sums payable by us under the applicable indenture with respect to the debt securities;

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upon demand and at our cost and expense, the trustee has executed proper instruments acknowledging the satisfaction and discharge of the applicable indenture with respect to the debt securities; and

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we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the debt securities have been complied with.

Legal Defeasance and Covenant Defeasance
Legal Defeasance
Under the terms of the indentures and unless as otherwise provided in a supplemental indenture, we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities on the 123rd day (or later as described below) after we have made the deposit referred to below, and the provisions of the applicable indenture will cease to be applicable with respect to the debt securities (except for, among other matters, certain rights of the holders to receive payments of principal, premium and interest on such debt securities from the trust fund, and our obligations to register the transfer of or exchange of the debt securities, prepare temporary debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold funds for payment in trust, and rights, powers, trusts, duties, and immunities with respect to the trustee) if:
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we have irrevocably deposited with the trustee, in trust, money in an amount and/or non-callable or non-redeemable government securities that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm expressed in a written certification delivered to the trustee, to pay the principal of, premium, if any, and accrued interest on the debt securities at the time such payments are due or on the applicable redemption date in accordance with the terms of the applicable indenture and any mandatory sinking fund payments or analogous payments applicable to such debt securities;

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no default or event that after notice or lapse of time, or both, would become a default with respect to such debt securities, will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 123rd day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to the company with respect to such deposit;

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such defeasance or covenant defeasance does not (i) cause the trustee for the debt securities to have a conflicting interest under the terms of the indenture or the Trust Indenture Act or (ii) result in the trust arising from such deposit to constitute, unless it is qualified, a regulated investment company under the Investment Company Act of 1940, as amended;

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such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

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such defeasance or covenant defeasance does not cause any debt securities of such series then listed on any registered national securities exchange under the Exchange Act to be delisted;

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we have delivered to the trustee an opinion of counsel stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the indenture there has been a change in the applicable federal income tax law, to the effect that, and based thereon, holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred;

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such defeasance is effected in compliance with any terms, conditions or limitations which may be imposed on the Company in connection with a supplemental indenture or board resolutions establishing such series of debt securities; and

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we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that, all conditions precedent and subsequent provided for in the indenture relating to the defeasance have been complied with.

Covenant Defeasance
Under the terms of the indentures and unless as otherwise provided in a supplemental indenture, we will not need to comply with certain restrictive covenants, and the provisions of the applicable indenture will cease to be applicable with respect to an event of default under the debt securities other than an event of default due to our failure to pay the principal of or interest on the debt securities when due, upon:
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the satisfaction of the conditions described in “Legal Defeasance,” other than with respect to the sixth bullet point; and

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our delivery to the trustee of an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the applicable indenture as described in the immediately preceding paragraph and the debt securities are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the trustee may not be sufficient to pay amounts due on the debt securities at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.
Limitation on Individual Liability
No incorporator or past, present or future stockholder, officer or director of us or any successor corporation, as such, will have any liability for any obligations of us under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a debt security, by accepting a note, waives and releases such liability. The waiver and release are part of the consideration for the issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee
The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.
At all times, the trustee must be a corporation organized and doing business under the laws of the United States or any state or territory thereof or of the District of Columbia, with authority to exercise corporate trust powers, be subject to the supervision or examination by federal, state, territorial or District of Columbia authority, have at all times a combined capital and surplus of not less than $5,000,000 and not be the Company or any person directly or indirectly controlled or controlled by or under common control with the Company.
If the trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the debt securities, within 90 days after the trustee has or acquired a conflicting interest, which has not been cured or waived, the trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as trustee with respect to the debt securities issued under the applicable indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities. The trustee and/or certain of its affiliates may provide banking, investment and other services to us.
Notices
Any notices required to be given to the holders of the debt securities will be given by mail to the addresses of the holders in the security register.
Governing Law
The indentures and the debt securities are governed by, and will be construed in accordance with, the laws of the State of New York. The indentures will be subject to the provisions of the Trust Indenture Act that are required to be part of the indentures and shall, to the extent applicable, be governed by such provisions.
Book-Entry Delivery and Settlement
Global Notes
We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC.
DTC has advised us that:
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DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

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Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

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DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

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Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

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The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, any underwriters nor any trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
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upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by any underwriters with portions of the principal amounts of the global notes; and

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ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.
Neither we nor any trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.
Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Settlement Procedures
Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Certificated Notes
Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:
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DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

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an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

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subject to DTC’s procedures, we determine not to have the debt securities of such series represented by a global note.

Neither we nor any trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and any trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.
DESCRIPTION OF DEPOSITARY SHARES
We may elect to offer fractional interests in shares of our preferred stock, in which case we will issue receipts for depositary shares and each of these depositary shares will represent a fraction of a share of the applicable series of our preferred stock, as set forth in the applicable prospectus supplement. The following summary of the terms of the depositary shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the depositary shares and our preferred stock, as well as the form of the deposit agreement, our charter and the articles supplementary relating to the applicable series of our preferred stock that are, or will be, filed with the SEC. Therefore, you should carefully consider the actual provisions of these documents.
General
Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of our preferred stock underlying that depositary share, to all rights and preferences of our preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.
The shares of our preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. The name and address of the principal executive office of the depositary will be included in the prospectus supplement relating to the issue.
The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.
Dividends and Other Distributions
The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of our preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for our preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.
Liquidation Preference
If a series of our preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of our preferred stock, as set forth in the applicable prospectus supplement.
Redemption
If a series of our preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of our preferred stock held by the depositary. Whenever we redeem any of our preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing our preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of our preferred stock.
After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.
Voting
Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying our preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of our preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for our preferred stock. The depositary will try, as far as practicable, to vote our preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote our preferred stock in accordance with these instructions. The depositary will not vote our preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.
Withdrawal of Preferred Stock
Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of our preferred stock underlying their depositary shares.
Partial shares of our preferred stock will not be issued. Holders of our preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for our preferred stock.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

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all outstanding depositary shares have been redeemed; or

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there has been a final distribution of our preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:
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the initial deposit of our preferred stock;

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the initial issuance of the depositary shares;

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any redemption of our preferred stock; and

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all withdrawals of our preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:
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refuse to transfer depositary shares;

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withhold dividends and distributions; and

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sell the depositary shares evidenced by the depositary receipt.

Miscellaneous
The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of our preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of our preferred stock.
Neither we nor the depositary will be liable if either we or the depositary are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or our preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:
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written advice of counsel or accountants;

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information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

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documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary
The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
We may issue purchase contracts for the purchase or sale of our common stock, preferred stock or debt securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.
The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.
The prospectus supplement relating to any offering of purchase contracts or purchase units will contain the specific terms of the purchase contracts or purchase units. These terms may include, without limitation, the following:
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whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

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whether the purchase contracts are to be prepaid or not;

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whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

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any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts or purchase units;

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a discussion of material U.S. federal income tax considerations applicable to the purchase contracts or purchase units;

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whether the purchase contracts or purchase units will be issued in fully registered or global form; and

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any other terms of the purchase contracts or purchase units and any securities subject to such purchase contracts.

The description in the applicable prospectus supplement of any purchase contracts and purchase units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or unit agreement, which will be filed with the SEC in connection with any offering of such securities.

DESCRIPTION OF UNITS
We may issue units comprised of any combination of two or more of the other securities described in this prospectus and as specified in the applicable prospectus supplement. Each unit will be issued so that the holder of the unit is also the holder, with rights and obligations of a holder, of each security included in the unit. The units may be issued under unit agreements to be entered into between us and a unit agent.
The applicable prospectus supplement will specify the terms of the units, including:
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the designation and terms of the units and of any of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units;

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a description of the provisions for the payment, settlement, transfer or exchange of the units;

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a discussion of the material U.S. federal income tax considerations, if applicable; and

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whether the units if issued as a separate security will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC in connection with any offering of units.

PLAN OF DISTRIBUTION
We may sell the securities offered under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters, dealers or agents or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to the prevailing market price; or

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negotiated prices.

For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:
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the initial public offering price;

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the names of any underwriters, dealers or agents;

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the purchase price of the securities;

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the use of proceeds from the sale of the securities;

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any underwriting discounts, concessions, commissions, agency fees or other compensation payable to underwriters, dealers or agents;

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any discounts or concessions allowed or re-allowed or repaid to dealers;

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estimated offering expenses; and

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the securities exchanges on which the securities will be listed, if any.

We may grant underwriters options to purchase additional securities at the public offering price, with additional underwriting commissions or discounts, as applicable, set forth in the prospectus supplement. The terms of any such option will be set forth in the prospectus supplement for those securities.
Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on the Nasdaq Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.
We may issue to our existing security holders, though a dividend or similar distribution, rights to purchase shares of our common stock or preferred stock, which may or may not be transferable. In any distribution of rights to our existing security holders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to facilitate the distribution of the unsubscribed securities. The applicable prospectus supplement will describe the specific terms of any offering of our common stock or preferred stock through the issuance of rights including, if applicable, the material terms of any standby underwriting agreement or purchase agreement.
Sales Through Underwriters, Dealers or Agents; Direct Sales
If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.
If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale.
If agents are used in any sale of securities offered under this prospectus, they will use their reasonable best efforts to solicit purchases for the period of their appointment.
If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer. If we sell securities through dealers or agents, or directly, the terms of any such sales will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.
Market Making, Stabilization and Other Transactions
Each issue of a new series of preferred stock, warrants or rights will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. Unless indicated in the applicable prospectus supplement, we do not expect to list the offered securities on a securities exchange, except for our common stock, which is listed on the Nasdaq Global Market. We can provide no assurance as to whether the securities will have a liquid trading market.
In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of preventing or retarding a decline in the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. Any of these activities may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the market price of the securities may be higher than it otherwise would be in the absence of these transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the prospectus supplement.
Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.
Derivative Transactions and Hedging
We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
General Information
We expect that any agreements we may have with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contribution with respect to payments that they may be required to make. An underwriter, dealer or agent, or any of their affiliates, may be customers of, or otherwise engage in transactions with or perform services for us in the ordinary course of business.
The specific terms of any lock-up provisions with respect to any given offering will be described in the applicable prospectus supplement.
In compliance with guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and unless otherwise disclosed in the applicable prospectus supplement, we do not intend for the maximum consideration or discount to be received by any FINRA member or independent broker dealer to exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by John J. Brogan, our General Counsel, and Covington & Burling LLP, Washington, D.C. Counsel for any underwriters, dealers or agents will be named in the applicable prospectus supplement. As of July 31, 2017, Mr. Brogan held 83,556 shares of our common stock, held options to purchase up to 1,800 shares of our common stock, restricted stock units for 5,200 shares of our common stock, and was eligible to receive future equity awards.
EXPERTS
The audited consolidated financial statements of the Company as of December 31, 2016 and 2015 and for each of the years in the three year periods ended December 31, 2016, appearing in the 2016 Form 10-K have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as set forth in its report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

$39,999,998.50
BCB BANCORP, INC.
Common Stock

PROSPECTUS SUPPLEMENT

Book-Running Managers
Keefe, Bruyette & Woods A Stifel Company	D.A. Davidson & Co.
Co-Manager
Oppenheimer & Co.
September 8, 2017